Exhibit 99.7

CONSENT OF JO LUNDER TO BE NAMED AS A DIRECTOR- NOMINEE

I consent to the use of my name as a Director-nominee in the “Information about VimpelCom Ltd.—Directors and Officers” section in the Registration Statement to be filed by VimpelCom Ltd. on Form F-4 and all amendments and post-effective amendments or supplements thereto, including the Prospectus contained therein.

/s/ JO LUNDER
Jo Lunder

Dated: January 26, 2010